Exhibit 10.64

Confidential treatment has been requested for portions of this exhibit and such portions have been filed separately with the Commission. The copy filed herewith omits the information for which confidential treatment has been requested and replaces it with [***].

Master Supply Agreement

This Master Supply Agreement (the “Agreement”) dated December 1st, 2009 (the “Effective Date”), is made and entered into by and between TerreStar Corporation, a Delaware corporation, on behalf of itself and its affiliated companies, including TerreStar Networks Inc., having an office at 12010 Sunset Hills Road, Sixth Floor, Reston, Virginia 20190 (“TerreStar”), and Elektrobit Inc., a Delaware corporation having an office at 22745 29th Drive SE, Suite 200, Bothell, Washington 98021 (“EB”).

RECITALS

WHEREAS the Parties entered into that certain Master Development and Licensing Agreement, dated August 10, 2007, as amended by Amendment No. 1, dated August 14, 2007 and Amendment No. 2, dated August 31, 2007, Amendment No. 3 dated March 28, 2009, Amendment No. 4 dated November 18, 2009, and all future amendments entered into from time to time (the “2007 Agreement” capitalized terms used herein that are not defined herein and that are defined in the 2007 Agreement having the meaning set forth therein) pursuant to which EB developed a satellite terrestrial smartphone for TerreStar.

WHEREAS, the Parties now wish to provide for the manufacture and supply by EB to TerreStar and third parties designated to EB by TerreStar in writing of quantities of the Products and services on which the Parties may mutually agree in accordance with the terms and conditions stated in this Agreement.

WHEREAS, this Agreement, together with the Product Supplements and Appendices attached hereto, shall constitute the master agreement which shall govern all purchases of Products and related services by TerreStar from EB during the term of this Agreement.

NOW, THEREFORE, the Parties, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS

1.1.	“2007 Agreement” has the meaning given in the first Recital.

1.2.	“Accessory” means any item described in a Product Supplement that is customarily sold with a Product or used with or made available for use with a Product.

1.3.	Acceptance” with respect to a Product, means that a Product meets the Specifications in accordance with the Acceptance Criteria or that the Product has been deemed to have been accepted by TerreStar as a result of TerreStar’s failure to notify EB of any rejection as set forth in the Agreement.

1.4.	“Acceptance Criteria” means the test methodology and criteria for determining Acceptance by TerreStar of a Product as described in an applicable Product Supplement.

1.5.	“Affected Inventory Costs” means: (i) [***]% of the Cost of all affected Inventory in EB’s and/or its subcontractor’s possession and not returnable to the vendor or reasonably usable for other customers, whether in raw form or work in process, less the salvage value thereof, (ii) [***]% of the Cost of all affected Inventory on order and not cancelable, (iii) any vendor cancellation charges incurred with respect to the affected Inventory accepted for cancellation or return by the vendor, (iv) the then current fees for any affected Product, and (v) expenses incurred by EB and (or its subcontractor related to labor and equipment specifically put in place to support the purchase orders and forecasts that are affected by such reschedule or cancellation (as applicable).

Confidential treatment has been requested for portions of this exhibit and such portions have been filed separately with the Commission. The copy filed herewith omits the information for which confidential treatment has been requested and replaces it with [***].

1.6.	“Background Rights” means all Intellectual Property owned by a Party, or under which a Party has the right to grant licenses, which are included in the Products, created, conceived or first reduced to practice on or before the Effective Date.

1.7.	“Change” means any modification or change to the Product pursuant to the Change Control Process.

1.8.	“Change Control Process” means the process for Changes defined in Appendix A.

1.9.	“Confidential Information” has the meaning given in Section 21.1 subject to the exclusions set forth in Section 21.2.

1.10.	“Cost” means the cost of the Inventory billed to EB by its subcontractor on a pass-through basis, and which is communicated by EB to TerreStar supporting the most current fees for Products at the time of cancellation, expiration or termination, as applicable.

1.11.	“Discontinued Availability Date” means the date eight (8) months following the giving of notice to TerreStar by EB that a Product will no longer be manufactured by, or available from, EB.

1.12.	“Documentation” means, individually and collectively, operating, configuration, maintenance, instruction manuals, service manuals, web pages and all other documentation provided with and associated with a Product and as set forth or referenced in the applicable Product Supplement.

1.13.	“Effective Date” has the meaning given in the heading paragraph.

1.14.	“EB Indemnitees” has the meaning given in Section 17.2.1.

1.15.	“End of Life Part(s)” means any component of a Product for which the component manufacturer will cease production creating a gap between the time the part is no longer available and the time it takes to have a replacement part approved and available for use in the production line.

1.16.	“Field Failure Rate” means the product of A divided by B over agreed rolling period where: A equals the total number of Products under warranty returned for repair or replacement minus the number of units for which no failure was found minus the number of units returned solely due to a Warranty Exclusion; and B equals the total number of Products sold that are still under warranty.

1.17.	“Initial Production Phase” means the manufacturing phase defined in the applicable Product Supplement.

1.18.	“Initial Term” has the meaning given in Section 19.1.

1.19.	“Intellectual Property” means all patents (including without limitation all patent applications, provisionals, inventors’ certificates, substitutions, extensions, reissues, renewals and other similar filings), inventions (whether or not patentable), industrial designs, utility models, trademarks and service marks regardless of whether they have been registered or otherwise formalized, trade secrets, licenses, formulas, logos, domain names, trade dress, techniques, knowledge, methods, processes, discoveries, copyrights, mask works, rights in designs (including design registrations and design rights), and rights in know-how, in each case whether registered or unregistered and including applications for grant of any of the foregoing and all rights or forms of protection having equivalent or similar effect to any of the foregoing which may now or at any time hereafter exist anywhere in the world.

Confidential treatment has been requested for portions of this exhibit and such portions have been filed separately with the Commission. The copy filed herewith omits the information for which confidential treatment has been requested and replaces it with [***].

1.20.	“Inventory” means any Materials and End of Life Part(s) that are used to manufacture Products that are ordered based on the minimum lot sizes available from the supplier pursuant to a purchase order and forecast from TerreStar or as otherwise agreed between the Parties.

1.21.	“Loss” and “Losses” have the meanings given in Section 17.1.1.

1.22.	“Other Purchaser” means any third party that TerreStar designates to EB in writing from time to time, subject to EB’s written consent which shall not be unreasonably withheld, as authorized to purchase Products from EB in accordance with the terms and conditions of this Agreement and with which EB enters into a Purchasing Agreement, provided the terms of such Purchasing Agreement are reasonably acceptable to EB.

1.23.	“Mass Production Phase” means the manufacturing phase defined in the applicable Product Supplement.

1.24.	“Materials” means components, parts and subassemblies that comprise the Product and that appear on the parts list for the Product, as amended from time to time.

1.25.	“Minimum Order Quantity” means the minimum purchase order quantity of Products defined in the applicable Product Supplement.

1.26.	“Monthly Charges” means a finance carrying charge of up to four percent (4%) (annual percentage) and a storage and handling charge of up to one and one-half of one percent (1.5%), (annual percentage) in each case of the Cost of the Inventory and/or of the fees for the Product (as defined in the applicable Product Supplement) affected by the reschedule or cancellation (as applicable) per month until such Inventory and/or Product is returned to the vendor, used to manufacture Product or is otherwise purchased by TerreStar. The Monthly Charges for Inventory will be calculated on a pass-through basis with no markup based on EB’s actual costs.

1.27.	“Parties” means TerreStar and EB.

1.28.	“Product” means any handset, data device, Accessory or other item which is described in any Product Supplement.

1.29.	“Product Supplement” means any Product Supplement attached to this Agreement, on or after the Effective Date, by mutual agreement of the Parties, as it may be amended in accordance with this Agreement from time to time by mutual written agreement of the Parties, setting forth Specifications, Documentation, sales bill of materials, price and other additional terms and conditions applicable to a Product available for purchase under this Agreement.

1.30.	“Purchasing Agreement” means a written agreement, that is substantially similar to the terms in this Agreement and reasonably acceptable to EB (unless otherwise agreed between EB and Other Purchaser).

1.31.	“Renewal Term(s)” has the meaning given in Section 19.1.

Confidential treatment has been requested for portions of this exhibit and such portions have been filed separately with the Commission. The copy filed herewith omits the information for which confidential treatment has been requested and replaces it with [***].

1.32.	“Specifications” means with respect to a particular Product, the descriptions, specifications, technical data, requirements, and performance standards of, or applicable to, such Product as set forth or referenced in the applicable Product Supplement.

1.33.	“Telecommunications Standard” means a standard adopted by a recognized standard-setting body, including, but not limited to, ETSI, ITU, UMTS, or CTIA.

1.34.	“Term” has the meaning given in Section 19.1.

1.35.	“TerreStar Controlled Materials” means those Materials provided by TerreStar or by its third party suppliers.

1.36.	TerreStar Indemnitees” has the meaning given in Section 17.1.1.

1.37.	“TerreStar Technology” means the items specified in an applicable Product Supplement and the TerreStar Background Rights.

1.38.	“Warranty Carve-Outs” means the items specified in an applicable Product Supplement.

1.39.	“Warranty Exclusion” has the meaning given in Section 15.8.

2. SCOPE OF AGREEMENT

2.1.	Products. During the Term, and subject to the Parties having entered into the Initial Production Phase or as otherwise mutually agreed, TerreStar shall have the right to purchase from EB, and EB shall, subject to purchase orders accepted by EB, be obligated to deliver, subject to the terms contained herein, Products ordered by TerreStar in accordance with Section 8.1.

2.2.	Documentation. During the Term, EB will provide to TerreStar Product Documentation as set forth in each Product Supplement.

2.3.	Order of Precedence. This Agreement and the relevant Product Supplements and all applicable Appendices will govern all orders for Products tendered to EB by TerreStar during the Term and all sales of Products pursuant to such orders. In the event of a conflict between the provisions of this Agreement, on the one hand, and the provisions of any Product Supplement or Appendix to this Agreement on the other, the terms of any Product Supplement or Appendix to this Agreement shall control and govern the respective rights and obligations of the Parties, but only to the extent necessary to resolve the conflict. In the event of a conflict between the provisions of this Agreement, on the one hand, and any preprinted or standard terms that may appear on any purchase order, invoice, acknowledgment quotation or other document exchanged between EB and TerreStar on the other, the terms of this Agreement shall control and govern the respective rights and obligations of the Parties.

2.4.	Non-Exclusive Arrangement. This Agreement does not (a) constitute an exclusive sales or an exclusive supply agreement with respect to either Party, (b) grant either Party any exclusive privileges or rights, or (c) prohibit TerreStar from procuring goods competitive with the Products or any services from third parties, or prohibit EB from offering other customers any of the Products covered under this Agreement.

Confidential treatment has been requested for portions of this exhibit and such portions have been filed separately with the Commission. The copy filed herewith omits the information for which confidential treatment has been requested and replaces it with [***].

3. PROGRAM MANAGERS

Each Party shall designate an individual who shall be responsible for management of such Party’s responsibilities under this Agreement and as the point of contact for resolution of all issues hereunder. However, the actual dispute resolution procedure is defined in Section 24.7. The Parties hereby designate the following individuals as their initial Program Managers:

For TerreStar:	For EB:
Attention: [***]	Attention: [***]
TerreStar Networks Inc.	Elektrobit, Inc.
12010 Sunset Hills Road	22745 29th Drive SE, Suite 200
Sixth Floor	Bothell, Washington 98021
Reston, VA 20191	Tel: [***]
Tel: [***]	Fax: [***]
Fax: [***]

Each Party may re-assign the Program Manager’s responsibilities to another qualified employee upon written notice to the other Party, provided, however, that the Parties shall use commercially reasonable efforts to maintain reasonable continuity in the assignment of its Program Manager responsibilities.

4. MANUFACTURING PHASES, COSTS AND CAPACITY

4.1.	Manufacturing Phase and Cost. The manufacturing phase consists of an Initial Production Phase and a Mass Production Phase. The entrance, production and yield criteria for each phase and the criteria for transitioning from the Initial Production Phase to the Mass Production Phase are defined in the applicable Product Supplement. The allocation of responsibility for costs related to yield percentages in each manufacturing phase is set forth in the applicable Product Supplement.

4.2.	Manufacturing Capacity. At all times during the Term, EB will maintain a manufacturing capacity to supply on a timely basis Products required to meet TerreStar’s forecasts supplied in accordance with Section 7, however at the maximum capacity defined in the respective Product Supplement . EB shall use commercially reasonable efforts to ensure that it has and at all times maintains, sufficient manufacturing capacity to fulfill its obligations under this Agreement. EB shall maintain and make available such personnel and/or other resources as are reasonably necessary to perform EB’s obligations under this Section 4. If TerreStar believes that EB has not maintained or made available such personnel or other resources in each case as are reasonably necessary for such purposes, then TerreStar shall have the right to provide written notice of such concerns to EB, and EB and TerreStar shall promptly meet to review TerreStar’s concerns and mutually agree upon actions to address such concerns, and thereafter to cure any deficiencies as promptly as possible.

4.3.	Subcontracting. EB shall not directly or indirectly subcontract the performance of any substantial portion of the work related to the manufacture and delivery of Products under this Agreement to any third party without the prior written approval of TerreStar, which consent shall not be unreasonably withheld or delayed, except that such approval shall not be required if the subcontractor is another entity that is a majority owned direct or indirect subsidiary of Elektrobit Corporation. Notwithstanding any such approval or other permitted subcontracting, EB shall at all times remain solely responsible and liable for all work performed by its subcontractors. If TerreStar refuses to provide consent for EB’s use of a subcontractor, the Parties will escalate the issue for resolution by senior management executives of both Parties.

Confidential treatment has been requested for portions of this exhibit and such portions have been filed separately with the Commission. The copy filed herewith omits the information for which confidential treatment has been requested and replaces it with [***].

5. MATERIALS; LICENSES

5.1.	Authorization. TerreStar’s accepted purchase orders and forecast will constitute authorization for EB to procure or have procured, without TerreStar’s prior approval, Inventory based on the lead times from suppliers to manufacture the Products based on TerreStar’s purchase orders.

5.2.	Purchase of End of Life Parts. Any separate order or purchase of End of Life Parts will be dealt with on a case by case basis and as mutually agreed between TerreStar and EB. TerreStar will be responsible for paying for EB’s purchase of End of Life Parts for which the period between the part becoming unavailable for purchase and the replacement of the part in the production line is at least 6 months, unless otherwise mutually agreed.

5.3.	TerreStar Grant of License to TerreStar Background Rights. TerreStar hereby grants, for the Term of this Agreement, to EB a non-exclusive, non-transferable, irrevocable, fully paid and royalty-free worldwide and unlimited right and license, with the right to grant sublicenses, to utilize the TerreStar Background Rights in connection with the activities contemplated by this Agreement. Notwithstanding the foregoing, to the extent TerreStar Background Rights consist of third party Intellectual Property Rights, such license shall be subject to any additional restrictions, conditions and third party license fees required or imposed by such third party. TerreStar shall notify Elektrobit in writing if any TerreStar Background Rights contain third party Intellectual Property Rights, including notification of all applicable restrictions, conditions, and third-party license fees or that no such restrictions, conditions, and third-party license fees apply, as the case may be (the “TerreStar Third Party IP List”), or if any TerreStar Background Rights are otherwise subject to restrictions, conditions, and third-party license fees. For clarification, the Parties acknowledge and agree that EB’s royalty obligation set forth in Section 2.4.4.2 of the 2007 Agreement does not apply to its sale of Products to TerreStar under this Agreement.

5.4.	EB Grant of License to Software. Subject to the terms of this Agreement, EB grants to TerreStar during the Term of this Agreement, a non-exclusive, nontransferable, royalty-free license, subject to any additional terms and conditions defined in an applicable Product Supplement, to distribute through TerreStar’s sales channels any software incorporated or embedded in the Products, solely as so incorporated and embedded, and to permit end users (including TerreStar end users) of the Products to use the Product software solely as incorporated in the Products, subject in each case to a legally binding end user license including the terms and conditions set forth in the applicable Product Supplement reasonably satisfactory to EB and TerreStar. To the extent permissible under applicable law, TerreStar shall not itself, nor permit others to, reverse compile, reverse engineer or otherwise disassemble the Product software. No rights to copy, prepare derivative works or to publicly perform or display any Product software are granted to TerreStar or end users hereunder, and except as provided in the preceding sentence, all rights in and with respect to the software are retained by EB and/or its licensors.

6. PACKAGING, MARKING, CATALOGING AND BARCODING

6.1.	Packaging. All packing and packaging shall comply with good commercial practice and all applicable transport regulations and shall be reasonably suitable for protection of the Products during storage, shipping and handling. Additionally, packing and packaging shall comply with specific distribution channel and customer requirements as specified in the applicable Product Supplement.

Confidential treatment has been requested for portions of this exhibit and such portions have been filed separately with the Commission. The copy filed herewith omits the information for which confidential treatment has been requested and replaces it with [***].

6.2.	Model and Serial Numbers. EB shall mark each Product furnished hereunder for identification purposes with the model number, serial number and other markings as specified in the applicable Product Supplement.

6.3.	Patent Markings. EB shall mark all Products and their packaging with all applicable U.S. patent numbers, indications of “Patent Pending” status, and such additional markings that may be required to preserve patents issued and applied for in other jurisdictions.

6.4.	Cataloging and Bar Coding. EB may make available to TerreStar a format, or keep and maintain an already existing format, for cataloging and bar coding Products. Terms and conditions that apply to cataloging, bar coding and database files in a mutually agreed upon electronic form shall be specified in the applicable Product Supplement.

6.5.

Trademarks; Legends. During the Term, EB is authorized by TerreStar to use TerreStar’s trademark, trade name, logo and designations on the Products and Documentation for the purposes of the Agreement. Use of such trademarks, trade names, logos and designations will be in accordance with TerreStar’s policies in effect from time to time, which shall include appropriate usage of trademark legends “®” and “™”. EB agrees not to attach any additional trademarks, trade names, logos or designations to any Product without TerreStar’s prior written consent. Other trademarks, trade names logos or designations to be attached to a Product, if any, are defined in the applicable Product Supplement. EB further agrees not to use any TerreStar trademark, trade name, logo or designation for any purpose other than as expressly authorized herein. Additional terms and conditions related to trademarks, trade names, logos or designations, if any, are defined in the applicable Product Supplement.

7. FORECASTS

Forecasts shall be supplied to EB by TerreStar as specified in each Product Supplement.

8. ORDERS

8.1.	Written Orders. Sales of Products under this Agreement shall be subject to written purchaser orders placed by TerreStar that specify Product type, Product price, quantity, delivery date and delivery address; provided, however, that except as otherwise provided in Section 8.6, the delivery date specified in any order shall be consistent with the lead time set forth in the applicable Product Supplement. Specific terms regarding orders for a particular Product, order processes and associated timing, if any, are defined in the applicable Product Supplement. EB is not authorized to accept orders for Products in any other form or format, including oral orders. EB shall promptly and in any case within five (5) working days from the receipt of a purchase order send to TerreStar a written confirmation of the purchase order, always subject to maximum manufacturing capacity as defined in the applicable Product Supplement, or rejection by EB of the purchase order for failure to meet the requirements of this Agreement or for an uncured material breach of this Agreement by TerreStar. All purchase orders are subject to rejection by EB as follows: (i) an amended order in accordance with Section 8.3 below because the purchase order is outside of the Flexibility Table as defined in the applicable Product Supplement; (ii) if the fees reflected in the purchase order are inconsistent with the Parties’ agreement with respect to the fees; (iii) if the purchase order represents a significant deviation from the most current forecast for the same period; or (iv) if a purchase order would extend EB’s liability beyond EB’s approved credit line with its manufacturer. If EB does not accept TerreStar’s purchase order, the Parties shall discuss and agree if a new purchase order shall be issued or if the non-accepted purchase order can be accepted, however with certain modifications. In such case, such modifications shall be documented in writing and will form part of the purchase order.

Confidential treatment has been requested for portions of this exhibit and such portions have been filed separately with the Commission. The copy filed herewith omits the information for which confidential treatment has been requested and replaces it with [***].

8.2.	Other Purchasers. The Purchasing Agreement with each Other Purchaser shall authorize such Other Purchaser to place purchase orders for Products with EB, subject to TerreStar’s prior written approval to EB with respect to Products manufactured with production tools, jigs, forms, instruments and other consumables owned or paid for by TerreStar and such approval may be conditioned on reimbursement to TerreStar by such Other Purchaser for wear and tear on such tools and use of consumables. Such purchase and sale transactions between EB and any Other Purchaser shall be governed by the Purchasing Agreement between EB and such Other Purchaser, and TerreStar shall have no responsibility, liability or other obligation to EB or any Other Purchaser arising out of or in connection with any such purchase and sale transaction and except for EB’s obligations to TerreStar regarding most favored pricing under Section 13 of this Agreement, EB shall have no other responsibility, liability or other obligation to TerreStar arising out of or in connection with any such purchase and sale transaction.

8.3.	Changes.

8.3.1.	TerreStar’s ability to make changes to purchase orders submitted to EB and related terms and conditions, if any, are defined in the applicable Product Supplement.

8.3.2.	TerreStar may change the delivery address for Products to another delivery location within the continental U.S. with forty-five (45) days written notice to EB during the month of July and with five (5) days in any other month of the year.

8.3.3.	EB will use reasonable commercial efforts to meet any quantity increases, which are subject to Materials and capacity availability.

8.3.4.	Any delays in the normal production or interruption in the workflow process caused by TerreStar’s changes to the Specifications or failure to provide sufficient quantities or a reasonable quality level of TerreStar Controlled Materials or TerreStar Technology where applicable to sustain the production schedule, will be considered a reschedule of any affected purchase orders for purposes of this Section 8.3 for the period of such delay.

8.4.	Engineering Change Control Process. All Changes to the Product will be made pursuant to the Change Control Process.

8.5.	Cancellation of Orders and TerreStar Responsibility for Inventory. TerreStar’s ability to cancel purchase orders submitted to EB and related terms and conditions, if any, are defined in the applicable Product Supplement.

8.6.	Expedited Deliveries. Any order may specify expedited delivery to the extent that the applicable Product Supplement offers expedited delivery as an option. If the applicable Product Supplement does not offer expedited delivery as an option, EB shall nevertheless use commercially reasonable efforts to fulfill any request by TerreStar for expedited delivery at TerreStar’s cost and shall keep TerreStar reasonably apprised of EB’s progress in meeting the requested expedited delivery date.

8.7.	Volume Pricing. Purchases of Products by Other Purchasers shall be aggregated with purchases of Products by TerreStar for purposes of determining the availability of volume discounts to TerreStar.

Confidential treatment has been requested for portions of this exhibit and such portions have been filed separately with the Commission. The copy filed herewith omits the information for which confidential treatment has been requested and replaces it with [***].

9. DELIVERY

9.1.	Shipment. Delivery term for shipment of Products is defined in the applicable Product Supplement. Free and clear title to Products shall vest in TerreStar upon full payment by TerreStar thereof, and risk of loss shall pass to, TerreStar upon delivery to TerreStar in accordance with the applicable delivery term. Until such time as risk of loss passes to TerreStar, EB shall, at its sole cost and expense, remedy, repair or replace all physical damage, loss or injury to the Products. Nothing in this Section 9, shall, during the period a Party has a risk of loss or damage to Products, relieve the other Party of responsibility for loss or damage to the Products resulting from the negligent acts or omissions of such other Party, its employees or agents. In the event of damage, loss or theft of Products before transfer of risk of loss from EB, EB shall be responsible for filing, tracking, communicating and pursuing all claims with shippers and insurers until final resolution of each such claim, and TerreStar agrees to cooperate with such efforts by providing the necessary information to process the claims. All software supplied, in whatever form, is supplied under license and without any transfer of ownership rights to the software.

9.2.	Timeliness. In the event EB has a reasonable basis to anticipate that it may be unable to comply with its obligations under Section 9.1, EB shall provide TerreStar with prompt written notice of the same, detailing the basis for such concern and the steps EB is undertaking to ensure compliance. EB acknowledges that EB’s failure at any time to deliver Products in a timely manner may cause TerreStar to incur damages that may be difficult or impossible to calculate with certainty in advance of such failure. With respect to any order for Products in the event EB (a) fails to deliver the Products on the delivery date specified in the order, or (b) delivers Products with respect to which a notice of rejection is properly issued in accordance with Section 10.1, then from the delivery date specified in the order (less any acceptance period) until the earlier of (i) delivery of the Products as specified, or (ii) cancellation of such order, EB shall credit to the account of TerreStar the following liquidated damages on account of such delay:

Length of Delay	Percentage of Purchase Price
1-30 calendar days 31-60 calendar days 61-90 calendar days 91 or more calendar days	[***]% [***]% [***]% [***]%

For the purposes of this Section 9.2, the liquidated damages amount shall be calculated by applying the relevant percentage of purchase price figure noted above to the invoice amount of the delayed portion of the order. For orders for Products delayed in whole or in part more than ninety (90) calendar days, TerreStar may, in its sole discretion, cancel the delayed portion of the order without any liability to EB.

TerreStar has no right to claim liquidated damages or to cancel the order in the event of a delay in delivery of Products that is attributable to (i) TerreStar, a supplier of TerreStar, (ii) Force Majeure, (iii) common carrier, (iv) TerreStar Technology, TerreStar Controlled Materials or End of Life Parts or (v) to other conditions such as breakdown of manufacturing tools, weather, offloading by airlines, traffic jam, unforeseen global or regional transport capacity constraints and customs/government process delays so long as EB has used all reasonable efforts to avoid or overcome such other conditions.

TerreStar’s right to collect liquidated damages and the right to cancel the delayed portion of the purchase order in accordance with this Section 9.2 shall be TerreStar’s only remedy and EB’s only liability and obligation for such delay.

Confidential treatment has been requested for portions of this exhibit and such portions have been filed separately with the Commission. The copy filed herewith omits the information for which confidential treatment has been requested and replaces it with [***].

If there is global allocation of a specific Material which prevents the delivery and EB has made all reasonable efforts to secure sourcing of such Material the Parties shall jointly agree on a pragmatic solution. Provided that EB has provided prompt notice to TerreStar of such allocation issue, in such event EB shall not be obligated to pay any liquidated damages to TerreStar nor shall TerreStar be able to exercise the termination right set forth above.

9.3.	Quarterly Review. Within forty-five (45) calendar days after the end of each quarter, the Parties will have a quarterly program review that will include a review of (i) all orders for Products placed during such quarter by TerreStar and each Other Purchaser and (ii) the status of all End of Life Parts used by EB and maintained in EB’s Inventory.

10. ACCEPTANCE

10.1.	Products. In the event that any delivery of Products by EB to TerreStar pursuant to this Agreement fails to conform to the Specifications in accordance with the Acceptance Criteria, TerreStar may reject such Products by giving written notice to EB within seven (7) days after receipt of such Products if rejection is due to non-conformance to the Specifications in accordance with the Acceptance Criteria. Notwithstanding anything contained herein, TerreStar shall have no obligation to inspect any Products beyond a visual inspection of each delivery for delivery of Products and obvious defects that are evident upon visual inspection of the Products as delivered. EB may make partial shipments of less than full pallets of Products subject to TerreStar’s prior written approval. Any notice of rejection given hereunder shall specify the manner in which the Products fail to conform to the Specifications in accordance with the Acceptance Criteria. All Products covered by a notice of rejection will be held, at EB’s risk and expense, for EB’s prompt instruction as to disposition and in accordance with the provisions of the applicable Product Supplement. For avoidance of doubt, TerreStar shall be entitled to issue a notice of rejection with respect to any Products that are damaged during shipment; damages during shipment are addressed in Section 9.1. Failure of TerreStar to notify EB of any rejection of the Product within such seven (7) day period shall be deemed Acceptance. In the event any rejected Product is found not to fail to conform to Specifications in accordance with the Acceptance Criteria, EB shall return the relevant Product to TerreStar, and shall invoice TerreStar for all shipping, insurance and other costs related to returning and delivery and for reasonable expenses for inspecting the Product and for any replacement Products provided in the interim.

10.2.	No Limitation. EB acknowledges and agrees that nothing in this Section 10 will relieve EB of any of its warranty obligations under this Agreement. If the failure by repeated shipments of Products to conform to the Specifications in accordance with the Acceptance Criteria adversely affects TerreStar, the Parties shall meet promptly to mutually discuss the issues and an action plan for resolution.

11. PRICING, INVOICING/TERMS OF PAYMENT/EARLY PAYMENT DISCOUNTS

11.1.

Pricing. EB will charge TerreStar the prices as set forth in the applicable Product Supplement. Prices for Products may not be changed during the Initial Production Phase. During the Mass Production Phase, EB and TerreStar will conduct pricing reviews on a quarterly basis and the price for Products may be reduced as mutually agreed during any such review applicable to future purchase orders. Prices for Products may be increased as mutually agreed and provided that EB provides supporting documentation to justify such increase, subject to the following conditions. Excluding price changes resulting from currency rate fluctuations of more than +/- one (1) per cent of the rate of SEK in relation to USD, substantial currency exchange fluctuations in other

Confidential treatment has been requested for portions of this exhibit and such portions have been filed separately with the Commission. The copy filed herewith omits the information for which confidential treatment has been requested and replaces it with [***].

currencies, or changes in price assumptions defined in the applicable Product Supplements and global allocation of Materials, prices for Products may not be increased more than [***] percent ([***]%) in any contract year and may not be increased by more than [***] percent ([***]%) during the Initial Term and all Renewal Terms. Prices for Products may be increased or decreased based on currency rate fluctuations of more than +/- one (1) per cent of the rate of SEK in relation to USD, substantial currency exchange fluctuations in other currencies, (during both the Initial Production Phase and the Mass Production Phase), global allocation in Materials or changes in price assumptions defined in the applicable Product Supplements in proportion to their impact on EB’s cost, provided, however, that price changes resulting from substantial currency exchange fluctuations in the EUR and/or JPY will be shared equally by EB and TerreStar. If the Parties are unable to agree on a price change for Products as set forth in this Section 11.1 and by escalation within each Parties’ respective management chain, the dispute will be submitted by the Parties for final resolution to a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association or pursuant to such other provider of arbitration services or rules as the Parties may agree. Each arbitration will be held in a mutually agreeable venue or if the Parties are unable to agree on the venue, then in New York, NY. The Parties will request that the arbitration hearing commence within thirty (30) days of the demand for arbitration. Unless otherwise awarded by the arbitrator, (i) each Party will bear its own costs of these procedures, including attorneys’ fees; and (ii) the Parties will equally split the fees of the arbitration and the arbitrator.

11.2.	Invoicing and Payment Terms.

11.2.1.	Invoices shall identify, and separately show, quantities, unit prices (net of any applicable discount), total amounts for each Product, applicable sales or use taxes, total amount due and purchase order number. In the event that TerreStar uses multiple purchase order numbers to facilitate order processing, such as multiple delivery addresses, each invoice shall reference the original purchase order number and the combination of all such invoices shall be consistent with the quantities of Products ordered on a single purchase order. All invoices shall match packing lists and purchase orders. Charges for shipping and any applicable customs duties and charges will be invoiced separately at EB’s cost with no additional mark up.

11.2.2.	If regarding any shipment TerreStar issues a proper notice of rejection in accordance with Section 10.1, then TerreStar may withhold payment with respect to such Products until the necessary corrections are made. Should such a withholding of payment occur, other shipments and any other services being performed by EB shall continue uninterrupted.

11.2.3.	TerreStar may instruct EB to apply any credit owed to it hereunder at any time in accordance with terms of this Agreement or the applicable Product Supplement.

11.2.4.	Notwithstanding anything contained herein to the contrary, at the end of each month, EB will provide to TerreStar with a statement of the total dollar amount of credits and/or rebates, if any, to which TerreStar is entitled as well as amounts owed to TerreStar by EB or by TerreStar to EB due to errors in billing, invoicing, payment or otherwise (but not on account of any rebate or credit for purchases hereunder) accumulated through such month in its favor.

11.2.5.	TerreStar shall pay all undisputed amounts for Products within thirty (30) calendar days after the date of EB’s invoice. Undisputed amount shall mean an amount against which a good faith, written dispute (including explanation of the reason for disputing the amount) has not been filed prior to the original due date of the disputed amount.

Confidential treatment has been requested for portions of this exhibit and such portions have been filed separately with the Commission. The copy filed herewith omits the information for which confidential treatment has been requested and replaces it with [***].

11.2.6.	Specific payment terms relating to a particular Product, if any, are defined in the applicable Product Supplement.

11.2.7.	TerreStar agrees to pay one and one-half percent (1.5%) monthly interest on all late payments of undisputed amounts (as defined in Section 11.2.5). Furthermore, if TerreStar is late with payments of undisputed amounts (as defined in Section 11.2.5), or EB has reasonable cause to believe TerreStar may not be able to pay, EB may (a) stop all performance under this Agreement until assurances of payment satisfactory to EB are received or payment is received; (b) demand prepayment for purchase orders or (c) delay shipments.

12. TAXES, DUTIES, AND APPLICABLE LAWS

12.1.	Payment Obligation. TerreStar shall be responsible for federal, state, local or foreign sales, use, excise or other taxes, duties or fees imposed upon EB’s furnishing or TerreStar’s use or resale of Products hereunder by all governmental authorities, but excluding any tax on the gross or net income of EB, provided EB separately identifies such taxes on the applicable invoice to TerreStar. If TerreStar is exempt from certain taxes, TerreStar shall provide EB with a certificate of exemption or comparable document issued by the applicable taxing authority. If TerreStar is obligated to withhold taxes from payments to EB hereunder, TerreStar will provide to EB tax receipts and such other documentation as EB may reasonably request in order to enable EB to obtain credit for any applicable taxes on its tax returns. TerreStar shall not be responsible for any taxes imposed on EB arising from EB’s consumption of goods and services in connection with this Agreement.

12.2.	Review. At the request of TerreStar, EB shall consult with respect to the basis and rates for any taxes for which EB is entitled to reimbursement under Section 12.1. If TerreStar determines that any such taxes are not payable or should be paid on a basis less than the stated price or at rates less than the stated tax rate, TerreStar shall so inform EB in writing. EB agrees to reasonably cooperate with efforts to determine the applicable taxes for which EB is entitled to reimbursement and to minimize any such taxes.

13. MOST FAVORED PRICING

13.1.

Obligation. EB agrees, to the extent permitted by law and subject to TerreStar’s continuing compliance with this Agreement, that the prices it charges TerreStar for any Product provided under this Agreement, net of any rebates and discounts, shall not exceed the lowest prices, net of any rebates and discounts, paid to EB by any similarly situated third party for such Product or any substantially similar product with substantially the same functionality, feature set and form factor purchased in equal or lesser quantities on a reasonably contemporaneous basis as the aggregate quantities purchased by TerreStar and the Other Purchasers under terms no less beneficial to EB. Products that are (i) provided for demonstration, marketing, trial, application development or similar purposes, or (ii) sold in quantities of less than 100 units per customer shall not be included in the calculation of the lowest price under this Section 13.1. During the Term, if EB ever charges a third party a lower price as set forth above, EB shall promptly notify TerreStar in writing, and shall provide TerreStar with a price equal to the lower price EB charged to a third party. Such lower price shall be effective for all TerreStar purchased Products that ship on or after the date EB first ships such lower priced third party

Confidential treatment has been requested for portions of this exhibit and such portions have been filed separately with the Commission. The copy filed herewith omits the information for which confidential treatment has been requested and replaces it with [***].

products, provided, however, that EB shall not be prohibited from adjusting prices in accordance with Section 11.1. Any lower price changes affecting accepted purchase orders shall be addressed in the remaining balance for such purchase order, and not in the down-payment.

13.2.	Books and Records. EB shall maintain complete and accurate records of all amounts billable or billed to, and payments made by, TerreStar and Other Purchasers for Products in accordance with generally accepted accounting principles. EB shall retain such records for a period of three (3) years from the date of final payment of relevant invoices covered by this Agreement and maintain billing detail for the same time period.

13.3.	Certification. Upon TerreStar’s written request, EB shall provide a written certification to TerreStar within fifteen (15) days after the end of each calendar year, as to its compliance with the terms of this Section 13.

13.4.	Audits. TerreStar shall have the right, upon reasonable prior written notice, being at least ten (10) business days, and not more frequently than once annually, through an independent public accounting firm reasonably acceptable to EB, to examine and copy the books and records maintained by EB in accordance with Section 13.2 for the purposes of verifying EB’s compliance with the terms and conditions of Section 13.1, provided such audit does not unreasonably interfere with EB’s business activities. All information regarding EB’s business received in any such audit shall be held in confidence. Charges for such audits shall be borne by TerreStar; provided, however, that EB shall reimburse TerreStar for the charges incurred for any such audit that discloses a total overcharge by EB to TerreStar and Other Purchasers that is greater than or equal to five percent (5%) of the total amounts that should have been charged to TerreStar and the Other Purchasers for Products during the audited period. In addition, EB shall promptly refund to TerreStar and the Other Purchasers the total amounts by which they were overcharged.

14. REGULATORY REQUIREMENTS AND STANDARDS

Products furnished hereunder shall comply, to the extent applicable, with all rules and regulations of the United States Federal Communications Commission. Each Product Supplement will address EB’s obligation to comply (as may be applicable to the particular Product) with American National Standard Institute (ANSI), Underwriters Laboratories (UL), Consumer Electronics Association (CEA), Telecommunications Industry Association (TIA), Electronic Industries Alliance (EIA) and/or Institute of Electrical and Electronics Engineers (IEEE) standards, PCS Type Certification Review Board (PTCRB), and the Telecommunications Standard. EB will comply with all applicable United States government requirements and standards concerning the labeling of Products and the suppression of radio frequency and electro-magnetic radiation to specified levels in effect at the time of delivery. Each Party shall notify the other if it becomes aware of new legal requirements applicable to the Products arising after the Effective Date, and EB shall take all steps necessary to ensure that the Products so comply at a cost as mutually agreed.

15. EB WARRANTIES

Unless otherwise agreed in the applicable Product Supplement, EB warrants, to and for the benefit of TerreStar as follows:

15.1.	Compliance with Specifications. EB warrants to TerreStar that

(a)	for a period of [***] ([***]) months after TerreStar’s Acceptance of such Product during the Initial Production Phase and for a period of [***] ([***]) months after

Confidential treatment has been requested for portions of this exhibit and such portions have been filed separately with the Commission. The copy filed herewith omits the information for which confidential treatment has been requested and replaces it with [***].

TerreStar’s Acceptance of such Product during the Mass Production Phase, each Product shall be free from material defects in material and workmanship, and shall, when used in accordance with the operating instructions and environment set forth in the applicable Product Supplement or the Documentation accompanying the Product, conform in all material respects to the Specifications and any other performance requirements set forth in the applicable Product Supplement; and

(b)	any repaired or replacement Product shall be free from material defects in material and workmanship, and shall, when used in accordance with the operating instructions and environment set forth in the applicable Product Supplement or the Documentation accompanying the Product, conform in all material respects to the Specifications and any other performance requirements set forth in the applicable Product Supplement for the unexpired portion of the warranty period specified in Section 15.1(a) for the Product or [***] ([***]) days after the date of delivery of the repaired or replacement Product, whichever is longer.

15.2.	Right to Convey. The Products delivered by EB hereunder will be free of any claims, liens or conflicting rights granted by EB in favor of any third party.

15.3.	No Viruses. The Products will contain no computer program(s) or computer code that intentionally corrupts computing systems, software, and/or computer networks, including any so-called “worms” or “viruses”, at the time of delivery, and prior to delivery EB will have taken reasonable precautions to ensure that the Products are free of any such computer program(s) or computer code, including the use of up-to-date, industry-standard virus checking software.

15.4.	Non-Infringement. The Products shall not infringe third party Intellectual Property; provided, however, that:

(a)	to EB’s knowledge the Products may incorporate technology that is part of a Telecommunication Standard and EB makes no representation or warranty that the Products will not infringe third party patents that are necessarily infringed by implementing the Telecommunication Standard; and

(b)	EB makes no representation or warranty that the Products will not infringe third party Intellectual Property that is infringed by the TerreStar Technology or TerreStar Controlled Materials.

15.5.	Disclaimer of Other Warranties. EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 15, EB MAKES NO OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, TITLE, OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH OTHER WARRANTIES ARE HEREBY DISCLAIMED. Without limiting the foregoing, EB does not warrant that the operation of software included or embedded in the Products will be uninterrupted or error-free.

15.6.

Remedies for Breach of Warranty. In the event that TerreStar notifies EB, during the applicable warranty period, of a breach of the warranties set out in Section 15, including reasonably available details of the nature of such breach, and returns the defective Product to EB at TerreStar’s expense, EB shall, as its sole obligation and as the sole remedy of TerreStar after receipt of the defective Product, repair and return the applicable Product or replace it with a new or remanufactured Product in accordance with

Confidential treatment has been requested for portions of this exhibit and such portions have been filed separately with the Commission. The copy filed herewith omits the information for which confidential treatment has been requested and replaces it with [***].

the procedure defined in the Product Supplement and cost defined in Section 15.9. If a Product repair includes modification of software, EB shall make the modified software available to TerreStar as mutually agreed in a separate product engineering agreement. If neither repair nor replacement is reasonably feasible, EB may refund to TerreStar fees paid related to the Product upon return of the defective Product to EB. EB shall have no obligation to repair or replace returned Products if EB is unable after due inquiry to verify the claimed non-compliance with the warranty. EB shall not be deemed to be in breach of the warranties set out in Section 15 to the extent that any errors, defects or failures are the result of a Warranty Exclusion.

15.7.	Repairs Not Covered Under Warranty. EB or a third party appointed by EB shall repair or replace Products not covered by the warranty in Section 15.1 upon its customary terms and conditions (including prices), as long as EB is still manufacturing such Products or repair parts or the relevant repair parts are available in the after-market (whether or not produced by EB), but in any event for a period through the Discontinued Availability Date. This Agreement does not grant EB an exclusive privilege to repair Products purchased under this Agreement after the applicable warranty period, and TerreStar may contract with others for this service or perform such service itself. EB will provide repair and return services in accordance with its customary terms and conditions (including prices).

15.8.	Exclusions from Warranty. EB shall not be deemed to be in breach of the warranties set out in Section 15 or obligated to provide warranty repairs or replacement for Products to the extent of any Product errors, defects or failures (i) caused by TerreStar Background Rights, TerreStar Controlled Materials or Warranty Carve-Outs; (ii) TerreStar’s or a third party’s negligence or misuse; (iii) any Product alteration or repair by TerreStar or any third party not approved in writing by EB (with such approval not to be unreasonably withheld) , (iv) use of the Product outside of the operating instructions and environment set forth in the applicable Product Supplement or the Documentation, or (v) improper maintenance, installation, repair, calibration or modification by TerreStar or any third party other than in accordance with the Documentation (collectively, “Warranty Exclusions”).

15.9.	Warranty Financial Responsibilities. Warranty responsibilities shall be as specified in the applicable Product Supplement.

15.10.	Compliance with Laws.

15.10.1.	EB shall perform its obligations under this Agreement in accordance with all applicable national, federal, provincial, state and local statutes, laws, rules and regulations, and in accordance with the conditions of all applicable permits and licenses. Without limiting the generality of the foregoing, EB agrees that, to the extent applicable, it will not assign any individual to manufacture or repair Products within the United States who is an unauthorized alien under the Immigration Reform and Control Act of 1986 or its implementing regulations. In the event that EB discovers any individual manufacturing or repairing Products within the United States to be an unauthorized alien, EB will immediately remove such individual from such activities and replace such individual with an individual who is not an unauthorized aliens.

15.10.2.	Without limiting the generality of Section 15.10.1, none of EB, any subsidiary or affiliate thereof, or their respective officers, directors, employees or agents shall take any action that would violate applicable anti-bribery and anti-corruption measures, including but not limited to the United States Foreign Corrupt Practices Act of 1977 (“FCPA”).

Confidential treatment has been requested for portions of this exhibit and such portions have been filed separately with the Commission. The copy filed herewith omits the information for which confidential treatment has been requested and replaces it with [***].

15.10.3.	Without limiting the generality of Section 15.10.1, EB shall not, directly or indirectly, take any action that would cause TerreStar to be in violation of U.S. anti-boycott laws under the U.S. Export Administration Act or as in effect pursuant to the International Emergency Economic Powers Act, the U.S. Internal Revenue Code, the Export Administration Regulations, the Arms Export Control Act (as implemented by the International Trade in Arms Regulations), or any other regulation thereunder. EB shall not, without prior written authorization from the Department of Commerce, the Department of State or other agency of the U.S. Government having jurisdiction, export or re-export, directly or indirectly, any U.S. source technical data (as defined in accordance with applicable regulation) or any products utilizing any such data, to any country for which at the time of export or re-export, an export license or other governmental approval is required by an applicable statute or regulation.

15.10.4.	Without limiting the generality of Section 15.10.1, EB agrees that the Products shall comply with all applicable laws regarding the packaging, handling, use, storage, processing, transportation, treatment and/or disposal of Products that are, or contain, any regulated hazardous material. EB shall provide the information as required by law on how to use and dispose of Products containing regulated hazardous material purchased under this Agreement. EB shall obtain licenses, permits, and authorizations as required under environmental, health or safety laws, from all applicable government agencies that have jurisdiction over Products containing hazardous materials. If and as required by applicable environmental, health or safety law, EB shall clearly and conspicuously mark each package, container, or any self-contained unit in which it ships or otherwise transports Products containing hazardous material, in each case identifying the existence and type of such hazardous material.

15.10.5.	EB shall indemnify TerreStar for any civil or criminal liability resulting from non-compliance with any provisions of Section15.10 by EB, any subsidiary or affiliate thereof, and any of their respective officers, directors, employees and agents. Failure of EB to comply with Section15.10 may result in immediate termination of this Agreement for cause by TerreStar at its election.

16. TERRESTAR WARRANTIES; COVENANTS.

TerreStar represents and warrants, to and for the benefit of EB as follows:

16.1.	Corporate Warranties. TerreStar is a validly existing corporation in good standing under the laws of the jurisdiction in which it was incorporated, and it is duly qualified and in good standing to conduct the business contemplated by this Agreement in all jurisdictions in which the business is conducted (or to be conducted); TerreStar has the power and authority to enter into and to perform the obligations of this Agreement, and the execution and performance of this Agreement by TerreStar does not, and shall not, violate any agreements, rights or obligations between TerreStar and any third party; TerreStar is and shall remain in compliance with all applicable licenses, permits and regulatory requirements; and this Agreement has been duly and validly executed and delivered by TerreStar and, without further action, constitutes a valid and legally binding obligation of TerreStar.

Confidential treatment has been requested for portions of this exhibit and such portions have been filed separately with the Commission. The copy filed herewith omits the information for which confidential treatment has been requested and replaces it with [***].

16.2.	Non-Infringement. TerreStar Technology and TerreStar Controlled Materials, when used in accordance with the terms of any applicable license granted to EB in the 2007 Agreement as amended, or herein, shall not infringe any third party Intellectual Property Rights; provided, however, that the TerreStar Technology and TerreStar Controlled Materials may incorporate or require inclusion in the Products of technology that is part of a Telecommunication Standard, and TerreStar makes no representation or warranty that the Products will not infringe third party patents that are necessarily infringed by implementing the Telecommunication Standard.

16.3.	Disclaimer of Other Warranties. EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 16, TERRESTAR MAKES NO OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE.

16.4.	Compliance with Laws.

16.4.1.	TerreStar shall perform its obligations under this Agreement in accordance with all applicable national, federal, provincial, state and local statutes, laws, rules and regulations, and in accordance with the conditions of all applicable permits and licenses.

16.4.2.	Without limiting the generality of Section 16.4.1, none of TerreStar, any subsidiary or affiliate thereof, or their respective officers, directors, employees or agents shall take any action that would violate applicable anti-bribery and anti-corruption measures, including but not limited to the FCPA.

16.4.3.	Without limiting the generality of Section 16.4.1, TerreStar shall not, directly or indirectly, take any action that would cause EB to be in violation of U.S. anti-boycott laws under the U.S. Export Administration Act or as in effect pursuant to the International Emergency Economic Powers Act, the U.S. Internal Revenue Code, the Export Administration Regulations, the Arms Export Control Act (as implemented by the International Trade in Arms Regulations), or any other regulation thereunder. TerreStar shall not, without prior written authorization from the Department of Commerce, the Department of State or other agency of the U.S. Government having jurisdiction, export or re-export, directly or indirectly, any U.S. source technical data (as defined in accordance with applicable regulation) or any products utilizing any such data, to any country for which at the time of export or re-export, an export license or other governmental approval is required by an applicable statute or regulation.

16.4.4.	TerreStar shall indemnify EB for any civil or criminal liability resulting from non-compliance with any provisions of Section 16.4 by TerreStar, any subsidiary or affiliate thereof, and any of their respective officers, directors, employees and agents. Failure of TerreStar to comply with Section 16.4 may result in immediate termination of this Agreement for cause by EB at its election.

17. INDEMNIFICATION

17.1.	Indemnification by EB.

17.1.1.

Subject to Section 17.1.2, EB agrees that it shall indemnify, defend and hold TerreStar, and its affiliates, and any of their employees, officers, contractors and agents (the “TerreStar Indemnitees”) harmless from and against any and all fees, damages, expenses, liability or losses arising from any claim, suit, action,

Confidential treatment has been requested for portions of this exhibit and such portions have been filed separately with the Commission. The copy filed herewith omits the information for which confidential treatment has been requested and replaces it with [***].

including those described in Section 17.3 below, (including reasonable attorney’s fees) (each a “Loss” and collectively, “Losses”) arising from:

(a)	any breach of the warranty set forth in Section 15.4;

(b)	an allegation that any Product infringes or misappropriates any patent of a third party, regardless of when such patent issued; or

(c)	an injury (including death) of any person or damage to tangible personal or real property proximately caused by a negligent or wrongful act or omission of EB or any EB employee, agent or contractor;

or any claim, suit, action by any EB employee, agent or contractor (other than an Other Purchaser), except to the extent such claim arises from the gross negligence or willful misconduct of TerreStar.

17.1.2.	EB shall not be obligated to indemnify the TerreStar Indemnitees under Section 17.1.1 to the extent that any Loss results from (a) any TerreStar Technology or TerreStar Controlled Materials; (b) any Product alteration or repair by TerreStar or any third party not approved in writing by EB; (c) implementing the Telecommunication Standard where a commercially reasonable non-infringing implementation is not available and provided that, if EB had knowledge of the potential infringement, EB informed TerreStar of the potential infringement, received TerreStar’s written consent to the inclusion of the potentially infringing item, and reasonably assisted TerreStar’s efforts to obtain license rights to avoid such infringement or (d) use of the Products in combination, incorporated or integrated with other products where such infringement would not have occurred but for the combination, incorporation or integration with other products. TerreStar shall notify EB promptly of any third party claim for which it seeks indemnification, shall give EB sole control of the defense or settlement of the claim (provided that EB shall not settle such claim without the prior written consent of TerreStar, which shall not be unreasonably withheld), and shall cooperate reasonably with EB in connection therewith (at EB’s reasonable expense), in the defense or settlement of such claim. If any Product is found in any indemnified claim to infringe the rights of any third party and its use is enjoined, or in EB’s reasonable opinion is likely to be enjoined, EB will, at its option and expense, either (i) procure for the TerreStar Indemnitee a license or right to continue to use the Product or (ii) modify the Product to become non-infringing without impairing the Product’s functionality in any material respect. If EB, after consulting with TerreStar, determines that none of the alternatives in (i) to (ii) are available on commercially reasonable terms, EB may cause TerreStar, and TerreStar hereby agrees, to discontinue the sale and/or distribution of the infringing Products and EB may terminate all rights and license pertaining thereto. If a court enjoins EB from selling and/or distributing Products in its inventory and (i) such injunction is not lifted in thirty (30) days, (ii) EB has not procured a license that enables TerreStar to distribute enjoined Products and (Iii) EB has not modified such Products to make them non-infringing, then such Products are no longer available for sale and/or distribution and EB is not obliged to deliver such Products anymore. EB shall have no liability for settlements made by any TerreStar Indemnitee without EB’s express written consent. Should any TerreStar Indemnitee desire to have its own counsel participate in any such action, the cost of such counsel shall be exclusively the TerreStar Indemnitee’s.

Confidential treatment has been requested for portions of this exhibit and such portions have been filed separately with the Commission. The copy filed herewith omits the information for which confidential treatment has been requested and replaces it with [***].

17.2.	Indemnification by TerreStar.

17.2.1.	Subject to Section 17.2.2, TerreStar agrees that it shall indemnify, defend and hold EB, its affiliates, and any of their employees, officers, contractors and agents (the “EB Indemnitees”) harmless from and against any and all Losses arising from:

(a)	any breach of the representation and warranty set forth in Section 16.2;

(b)	an allegation that any TerreStar Technology or any TerreStar Controlled Materials infringes or misappropriates any patent of a third party, regardless of when such patent issued;

(c)	an injury (including death) of any person or damage to tangible personal or real property proximately caused by a negligent or wrongful act or omission of TerreStar or any TerreStar employee, agent or contractor; or

(d)	an allegation that the use of any trademark, trade name, logo or designation defined in Section 6.5 infringes or misappropriates any rights of a third party;

or any claim, suit, action by any TerreStar employee, agent or contractor, except to the extent such claim arises from the gross negligence or willful misconduct of EB. For any TerreStar Technology components that EB purchases from a third party, EB agrees to look first to the component manufacturer or component vendor for remedy of any warranty breach and/or indemnification related to or arising from such component and only after EB has made a good faith effort to exercise its rights in relation to such component manufacturer or vendor, will EB look to TerreStar to fulfill TerreStar’s indemnification obligation to EB under Sections 17.2.1(a) and 17.2.1 (b).

17.2.2.	TerreStar shall not be obligated to indemnify the EB Indemnitees under Section 17.2.1 to the extent that such Loss results from (i) any alteration or repair by EB or any third party not approved in writing by TerreStar to any TerreStar Technology or any TerreStar Controlled Materials ; or (ii) implementing the Telecommunication Standard where a commercially reasonable non-infringing implementation is not available and provided that, if TerreStar had knowledge of the potential infringement, that TerreStar informed EB of the potential infringement and received written consent to the inclusion of the potentially infringing item. EB shall notify TerreStar promptly of any third party claim for which it seeks indemnification, and shall give TerreStar sole control of the defense or settlement of the claim (provided that TerreStar shall not settle such claim without the prior written consent of EB, which shall not be unreasonably withheld), and shall cooperate reasonably with TerreStar in connection therewith (at TerreStar’s expense), in the defense or settlement of such claim. If any TerreStar Technology or any TerreStar Controlled Materials is found in any indemnified claim to infringe the rights of any third party and its use is enjoined, or in TerreStar’s reasonable opinion is likely to be enjoined, TerreStar will, at its option and expense, either procure for the EB Indemnitee a license or right to continue to use the infringing item or the applicable portion of the infringing item, replace the infringing item or applicable portion with a non-infringing product or portion, modify the infringing item or infringing portion to become non-infringing, or terminate the applicable Product Supplement pursuant to Section 19.3. TerreStar shall have no liability for settlements made without TerreStar’s express written consent. Should any EB Indemnitee desire to have its own counsel participate in any such action, the cost of such counsel shall be exclusively the EB Indemnitee’s.

Confidential treatment has been requested for portions of this exhibit and such portions have been filed separately with the Commission. The copy filed herewith omits the information for which confidential treatment has been requested and replaces it with [***].

17.3.	Indemnification of Third Parties. The indemnification obligations of each Party arising in Sections 17.1 and Section 17.2 shall include claims, suits, and actions against the indemnified Party by third parties seeking indemnification against a claim by a third party alleging misappropriation or infringement to the extent the indemnifying Party would be responsible were such claim brought directly against the indemnified Party. Such obligation of the indemnifying Party shall extend only to the other Party, and not directly to any third party.

17.4.	Commercialization Risk; Upstream Indemnity. Except as aforesaid in this Agreement, and without limiting TerreStar’s obligations under Section 17.2, TerreStar acts solely at its own risk and as between the Parties, shall have sole liability and responsibility under and in connection with sale or other transfer of Products, including, without limitation, in respect of any warranties given or indemnification obligations undertaken in connection with any such sale or transfer, and will indemnify, defend and hold harmless EB Indemnitees from and against any and all Losses asserted against any EB Indemnitee by third parties, which exceed fifteen million dollars ($15,000,000.00) individually or in the aggregate.

18. TECHNOLOGY IMPROVEMENTS; NEW PRODUCTS; PRODUCT MODIFICATIONS

18.1.	Technology Improvements. EB and TerreStar shall jointly conduct technical reviews of all Products at least once a year during the Term for the purpose of discussing improvements in technology, including those that reduce the costs of Products to TerreStar or improve their efficiency or functionality. These reviews will be held at a mutually agreed to time and location and will consist of presentations and exhibits/tours as applicable. Following each such review, if and as so requested by TerreStar, EB shall discuss with TerreStar potential amendments or modifications to Product Supplements pertaining to the items reviewed.

18.2.	New Products; Product Modifications. Either Party may propose one or more changes, modifications, improvements and/or additions to any Product, or the Specifications therefor, and/or the development of one or more new products. Any such proposal shall be made in writing. As soon as practicable following receipt of any such proposal from EB, TerreStar shall advise EB whether, and the extent to which, it is interested in pursuing such proposal. If TerreStar advises EB of its interest in an EB proposal, or if TerreStar has initiated a proposal, EB may, within its own discretion, and within a reasonable time thereafter, prepare and provide to TerreStar a good faith estimate of the cost to TerreStar for preparing a written statement of work responding in detail to such proposal, and representing an offer to create, develop, produce, certify, perform, and/or sell such new product, as applicable, subject to mutual negotiation by the Parties. If TerreStar chooses to pursue EB’s proposed statement of work, TerreStar shall reply to EB as soon as practicable following receipt of such proposed statement of work. The Parties shall meet as soon as practicable and negotiate in good faith the terms and conditions of a definitive agreement pursuant to which EB will perform the proposed development services, including its customary and commercially reasonable terms and prices. Requests given by TerreStar to EB in accordance with this Section 18 must be given reasonable priority by EB and no less than any priority given to similar requests by any third party. Neither Party shall have any further obligations with respect to any proposal hereunder unless and until a definitive agreement is signed.

Confidential treatment has been requested for portions of this exhibit and such portions have been filed separately with the Commission. The copy filed herewith omits the information for which confidential treatment has been requested and replaces it with [***].

19. TERM AND TERMINATION

19.1.	Term. The Term shall commence upon the Effective Date and shall continue for a period of two (2) years (“Initial Term”), and shall be automatically extended for consecutive one-year periods (“Renewal Term(s)”) unless either Party provides written notice to the other Party not to renew at least six (6) months prior to the end of the original initial term period or any subsequent one-year renewal periods (the period from the Effective Date through the expiration, including any renewal periods, or earlier termination of this Agreement shall be referred to as the “Term”).

19.2.	Termination of Agreement. Without prejudice to other remedies, either Party may terminate this Agreement immediately upon the occurrence of one or more of the following:

19.2.1.	Material Breach. If either Party is in material breach or default of this Agreement, then the other Party may give a written notice of such breach or default in sufficient detail to reasonably enable the other Party to effect a cure. If such breach or default continues for thirty (30) calendar days after such written notice, then in addition to all other rights and remedies at law or equity or otherwise, the non-breaching/non-defaulting Party may terminate this Agreement and all Product Supplements and Appendices upon further written notice given to the breaching/defaulting party not later than sixty (60) days after the notice of breach.

19.2.2.	Insolvency. In the event a Party shall become insolvent, shall file or has filed against it a petition in bankruptcy, shall have a receiver appointed to handle its assets or affairs, or shall make or attempt to make an assignment for the benefit of creditors.

19.2.3.	Software Licenses. Either Party shall have the right to terminate a Product Supplement without any further liability to the other Party (except as set forth below) if EB is unable to negotiate third party software license terms that are reasonably satisfactory to TerreStar and EB for all third party software defined in the Specifications and as contemplated by the respective Product Supplement, provided that, such termination right shall apply only to third party software licenses that are not finalized in an executed license agreement between EB and the third party licensor as of the effective date of the applicable Product Supplement. Notwithstanding the foregoing, the termination right under this Section 19.2.3, shall expire sixty (60) days after the initial effective date of the applicable Product Supplement. As of such termination date the provisions of Section 8.3 and Section 8.5 shall apply with respect to payment and shipment to TerreStar of Inventory and/or Products in existence as of such date.

19.3.	Termination of a Product Supplement. TerreStar shall be entitled to terminate a Product Supplement, effective immediately upon written notice to EB, in circumstances described in the third sentence of Section 17.2.2.

19.4.	Effect of Termination.

19.4.1.	Upon any termination of this Agreement in accordance with Section 19.2:

(a)	all order(s) shall automatically terminate without any charge, obligation, or liability of either Party for such orders(s); provided that any such termination shall not relieve TerreStar of its obligations to pay for Products already received and accepted pursuant to Section 10, nor shall either Party be relieved of their respective obligations under the provisions of this Agreement that survive termination, as set forth in Section 19.4.2 and Section 19.4.3.

Confidential treatment has been requested for portions of this exhibit and such portions have been filed separately with the Commission. The copy filed herewith omits the information for which confidential treatment has been requested and replaces it with [***].

(b)	Each Party shall promptly (a) return to the other Party, or at the request of the other Party destroy, all Confidential Information of the other Party in its possession in tangible (including electronic) form, and (b) provide to the other Party a written certification, signed by the president, the chief executive officer or the chief operating officer, confirming the return or destruction of such information.

19.4.2.	Upon any termination of a Product Supplement in accordance with Section 19.3, TerreStar shall purchase from EB, within thirty (30) days after the date of TerreStar’s notice of termination, all Products that include TerreStar Technology or TerreStar Controlled Materials that has been determined to be infringing, or that in TerreStar’s reasonable opinion is likely to be enjoined, that are collectively (a) in EB’s inventory at the time such notice was given, (b) in route to the TerreStar from EB at the time such notice was given, and (c) in process at EB at the time such notice was given; provided further, however, that TerreStar shall not be obligated to purchase (i) any Product that does not conform to the warranties given in Section 15, (ii) a total quantity of any Product in excess of three (3) months of the forecasted requirements for such Product based on the most recent Forecast provided to EB by TerreStar in accordance with Section 7. Further, as of such termination date the provisions of Section 8.3 and Section 8.5 shall apply with respect to payment and shipment to TerreStar of Inventory in existence as of such date. In the event that a terminated Product Supplement is the only Product Supplement then attached to this Agreement, this Agreement shall automatically terminate and the provisions of Section 19.4.1 shall also apply.

19.4.3.	The termination or expiration of this Agreement shall not affect the obligations of either Party to the other under existing purchase orders issued pursuant to this Agreement (except to the extent purchase orders are terminated or modified in accordance with this Agreement), but such purchase order shall continue in effect as if this Agreement had not been ended. Further, expiration or termination of this Agreement under any of the foregoing provisions: (a) shall not affect the amounts due under this Agreement by either Party that exist as of the date of expiration or termination, and (b) as of such date the provisions of Sections 8.3 and 8.5 shall apply with respect to payment and shipment to TerreStar of finished Products and Inventory in existence as of such date. Without limiting any other right or remedy of EB, on termination or expiration of this Agreement, or at any other time that TerreStar is in breach or default of a payment obligation hereunder, EB shall be entitled to apply to the payment of any amounts due from TerreStar the unapplied portion of any downpayment or prepayment that is then in its possession, or any funds of TerreStar then in its possession, including by setting off such portion or funds against any amounts payable by it to TerreStar, including any amounts referred to in Section 8.3 and Section 8.5.

19.5.	Survival. The respective rights and obligations of the Parties under Sections 12, 13, 17, 19.4, 19.5, 21, 22 and 24 shall survive any termination or expiration of this Agreement.

Confidential treatment has been requested for portions of this exhibit and such portions have been filed separately with the Commission. The copy filed herewith omits the information for which confidential treatment has been requested and replaces it with [***].

20. INSURANCE

Provided that nothing in this Section 20 shall either expand or limit any obligation or liability of EB under this Agreement, EB shall, at its sole cost and expense, procure and provide to TerreStar upon execution of this Agreement, and shall maintain throughout the Term, certificates of insurance for insurance coverage with limits and conditions not less than those specified in this Section 20. TerreStar must be listed as an additional insured under the primary and excess insurance policy(s) with the exception of workers compensation coverage. All certificates and policies shall include a provision whereby TerreStar must be given thirty (30) calendar days advance written notice of the insurer’s intention to cancel or materially change the policies specified herein. EB’s coverage shall be primary to any coverage TerreStar may have. The minimum required insurance shall be written by a company or companies with an A.M. Best rating of A- or better and/or an equivalent rating from another recognized insurance company rating agency. A combination of primary and excess/umbrella liability policies will be acceptable as a means to meet the limits specifically required under this Section 20. If excess/umbrella liability policies are in place, they must follow the form of the underlying liability policy(ies).

20.1.	Comprehensive or Commercial General Liability Insurance: written on an occurrence basis, including premises-operations, broad form property damage, products/completed operations, contractual liability, independent contractors, personal injury and advertising injury and liability, with limits of at least five million dollars ($5,000,000.00) combined single and aggregate limit.

20.2.	Workers Compensation and Employers Liability Insurance: with statutory limits as required by the state(s) in which the work is to be performed. EB will provide a written waiver of Worker’s Compensation subrogation. If EB is self-insured for Workers Compensation, a copy of a current self-insured certificate from the state(s) in which the work is to be performed must be provided prior to the work being performed. Employers Liability insurance must be at least one million dollars ($1,000,000.00) per occurrence.

20.3.	Business Automobile Liability: for bodily injury and property damage, including coverage for owned, hired, leased, rented and non-owned vehicles, of two million dollars ($2,000,000.00) combined single limit.

21. CONFIDENTIAL INFORMATION

21.1.	Definition. Confidential Information means information that is:

21.1.1.	disclosed between the Parties related to their business interests in oral, written, graphic, machine recognizable, and/or sample form, being clearly designated, labeled or marked as confidential or its equivalent; or

21.1.2.	obtained by EB as a result of access to TerreStar’s network operations to the extent the information relates to Product end users’ behavior, usage patterns and other call model data, including but not limited to customer proprietary network information (“CPNI”) as that term is defined in Section 222 of the Communications Act of 1934, 47 U.S.C.222, as amended.

21.2.	Exclusions. Confidential Information does not include information that:

21.2.1.	was publicly known at the time of communication of the information by one Party to the other or at the time of access by one Party to the other Party’s information; or

Confidential treatment has been requested for portions of this exhibit and such portions have been filed separately with the Commission. The copy filed herewith omits the information for which confidential treatment has been requested and replaces it with [***].

21.2.2.	becomes publicly known through no fault of the recipient of such information subsequent to the time of disclosure or access; or

21.2.3.	was lawfully in the recipient’s possession free of any obligation of confidence or breach of any confidentiality agreement at the time of receipt of such information; or

21.2.4.	is developed by the recipient independently of and without reference to any of the other Party’s Confidential Information; or

21.2.5.	is rightfully obtained by the recipient from a third party authorized to make such disclosure without restriction or breach of obligation owed by the third party to the other Party; or

21.2.6.	is identified by its owner as no longer confidential.

21.3.	Obligations. A Party that receives or obtains Confidential Information from the other Party or its Affiliates or subcontractors, will only use such information to perform its obligations under this Agreement and will protect such information from disclosure to third parties using at least the same degree of care used to protect such Party’s own confidential information of like importance, but in any case using no less than a reasonable degree of care.

21.4.	Compelled Disclosure. In the event that either Party is required by law, regulation or court order to disclose any Confidential Information of the other Party, the Party that proposes to disclose such information will promptly notify the other Party in writing prior to making any such disclosure in order to facilitate the other Party’s efforts to seek a protective order or other appropriate remedy from the proper authority. The Party that proposes to disclose such information will cooperate with the other Party, at the other Party’s expense, in seeking such order or other remedy and further agrees that, if the other Party is not successful in precluding the requesting legal body from requiring the disclosure of the Confidential Information, it will furnish only that portion of the Confidential Information that is legally required to be disclosed and will exercise reasonable efforts to obtain reliable assurances that confidential treatment will be accorded to the Confidential Information.

22. LIMITATION OF LIABILITY

22.1.	Limitations and Exclusions. EXCEPT FOR (i) EITHER PARTY’S (a) INDEMNIFICATION OBLIGATIONS UNDER SECTION 17 or A BREACH OR VIOLATION OF ITS CONFIDENTIALITY OBLIGATIONS UNDER SECTION 21, (b) GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, (II) EB’S LIABILITY FOR BREACH OR VIOLATION OF SECTION 5.3 OR (III) TERRESTAR’S BREACH OR VIOLATION OF SECTION 5.4, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE OR OTHER INDIRECT DAMAGES OF ANY KIND OR NATURE WHATSOEVER, INCLUDING WITHOUT LIMITATION, LOSS OF PROFITS OR OTHER ECONOMIC LOSS, INCURRED BY THE OTHER PARTY AND ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, WHETHER BASED UPON BREACH OF CONTRACT OR TORT, INCLUDING NEGLIGENCE, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

22.2.	Maximum Aggregate Liability. EXCEPT FOR (I) EITHER PARTY’S (a) INDEMNIFICATION OBLIGATIONS UNDER SECTION 17 or A BREACH OR

Confidential treatment has been requested for portions of this exhibit and such portions have been filed separately with the Commission. The copy filed herewith omits the information for which confidential treatment has been requested and replaces it with [***].

VIOLATION OF ITS CONFIDENTIALITY OBLIGATIONS UNDER SECTION 21, (b) GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, (II) EB’S LIABILITY FOR BREACH OR VIOLATION OF SECTION 5.3 OR (III) TERRESTAR’S BREACH OR VIOLATION OF SECTION 5.4, THE LIABILITY OF EACH PARTY UNDER THIS AGREEMENT, WHETHER ARISING OUT OF BREACH OF CONTRACT OR TORT, INCLUDING NEGLIGENCE, SHALL IN NO EVENT EXCEED [***]. WITH REGARD TO EB’s INDEMNIFICATION OBLIGATIONS UNDER SECTION 17, THE LIABILITY OF EB UNDER THIS AGREEMENT, SHALL IN NO EVENT EXCEED [***].

22.3.	Acknowledgement. Each Party acknowledges that the limitations of liability and disclaimers of warranty set forth in this Agreement are independent of any remedies hereunder and apply regardless of whether any remedy fails of its essential purpose. Each Party acknowledges that the disclaimers of warranty and limitations and exclusions of liability set forth in this Agreement form an essential basis of the bargain between the Parties.

23. PUBLICITY

Except as expressly set forth in Section 6.5, this Agreement does not confer upon either Party any right to use any name, trademark or other designation of the other Party in any advertising, publicity or marketing activities. Neither Party will issue press releases, advertising, sales promotions or other publicity documents or information referring to the other Party without prior written consent of the other Party.

24. GENERAL PROVISIONS

24.1.	Relationship of the Parties. Nothing contained herein shall be construed as creating any agency, partnership, or other form of joint enterprise between the Parties. Neither Party is authorized to make any representation, contract, or commitment on behalf of the other Party.

24.2.	Amendments. This Agreement shall not be amended or modified except by a subsequently dated written amendment signed by an authorized representative on behalf of each of the Parties.

24.3.	Notices. All notices and requests required or made under this Agreement must be in writing and will be deemed given (a) if personally delivered, on the day of such delivery, unless such day is not a business day, in which case the next business day (b) if mailed postage prepaid, certified or registered mail, on the fifth business day after such mailing, and (iii) if sent by recognized overnight delivery service, the next business day, to:

If to TerreStar_:

TerreStar Networks Inc.

Attn.:	[***]
[***]
12010 Sunset Hills Road
Sixth Floor
Reston, VA 20190
Tel: [***]
Fax: [***]

Confidential treatment has been requested for portions of this exhibit and such portions have been filed separately with the Commission. The copy filed herewith omits the information for which confidential treatment has been requested and replaces it with [***].

With a copy to:

TerreStar Networks Inc.

Attn.:	[***]
[***]
12010 Sunset Hills Road
Sixth Floor
Reston, VA 20190
Tel: [***]
Fax: [***]

If to EB:

Elektrobit Inc.

Attn.:	[***]
22745 29th Drive SE
Suite 200, Bothell
Washington 98021, USA

Tel: [***]
Fax: [***]

With a copy to:

EB / Legal Department

Attn.:	Tutkijantie 8
90570 Oulu, Finland

Fax: [***]

24.4.	Assignment. Neither this Agreement nor any rights or obligations of either Party hereunder may be assigned or transferred by either Party without the prior written approval of the other Party; provided, however, that either Party may, on prior written notice to the other but with no requirement to obtain such other Party’s approval, assign this Agreement, and all rights hereunder, to any entity that controls, is controlled by or is under common control with the assigning Party. For purposes of this Section 24.4, “control” shall be defined as the possession, directly or indirectly, of at least fifty percent (50%) of the power to direct or cause the direction of the management and policies of an entity whether through the ownership of voting securities of such entity, by contract or otherwise.

24.5.	Merger and Waiver. This Agreement and the Product Supplements and Appendices attached hereto, is the entire agreement between the Parties with respect to the matters contained herein, and all prior or contemporaneous agreements and negotiations with respect to those matters are superseded by this Agreement. No waiver of any breach or default shall constitute a waiver of any subsequent breach or default.

24.6.	No Rule of Strict Construction. Regardless of which Party may have drafted this Agreement, no rule of strict construction shall be applied against either Party. If any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable, such provision shall be deemed to be modified to the extent necessary to allow it to be enforced to the extent permitted by law, or if it cannot be modified, the provision will be severed and deleted from this Agreement, and the remainder of the Agreement will continue in effect.

Confidential treatment has been requested for portions of this exhibit and such portions have been filed separately with the Commission. The copy filed herewith omits the information for which confidential treatment has been requested and replaces it with [***].

24.7.	Disputes; Choice of Law. Any differences or disputes between the Parties arising out of relating to this Agreement shall be, to the extent possible, resolved by amicable settlement. If the Parties are unable to resolve any dispute amicably within thirty (30) days, then on written demand of either Party for further dispute resolution, each Party shall appoint a senior executive from within the Party’s organization to represent it in further face to face discussions with the other Party’s appointed senior executive representative, to attempt to resolve such disputes. The Parties shall designate their respective representatives and this meeting shall be scheduled and held within twenty (20) days after the demand for dispute resolution is delivered. If the Parties are unable to resolve the disputes through their respective senior management representatives within thirty (30) days following their face to face meeting, then either Party may then seek legal remedies in the state or federal courts located in the State, City and County of New York, it being agreed that each Party irrevocably consents to the exclusive jurisdiction and venue of such courts for any dispute, action or proceeding arising under or in connection with this Agreement. This Agreement shall be governed by the internal substantive laws of the State of New York, without regard to principles of conflict of laws. The U.N. Convention on Contracts for the International Sale of Goods is hereby excluded.

24.8.	Force Majeure. Neither Party shall be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder (other than payment obligation) on account of strikes, riots, insurrection, fires, flood, storm, explosions, acts of God, acts of terrorism, war, governmental action, earthquakes, material shortages or any other cause which is beyond the reasonable control of such Party. Notwithstanding the foregoing, such cause or condition shall not include a Party’s lack of funds, lack of credit, or other financial inability to perform. If a Party intends to rely on the foregoing force majeure protection, it shall timely notify the other Party in order to permit the other Party, in its sole discretion, to suspend or curtail its own performance under the Agreement for such time as the failure, delay or default continues and if such force majeure lasts for a period longer than ninety (90) days, the other Party may terminate this Agreement or the applicable purchase orders with immediate effect.

24.9.	Injunctive Relief. A breach by one Party of any of the promises or agreements contained in this Agreement may result in irreparable and continuing damage to the other Party for which there may be no adequate remedy at law, and the other Party is therefore entitled to seek injunctive relief as well as such other and further relief as may be appropriate, subject to the terms of Section 24.7 as to governing law, forum and consent to jurisdiction.

24.10.	Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument.

Confidential treatment has been requested for portions of this exhibit and such portions have been filed separately with the Commission. The copy filed herewith omits the information for which confidential treatment has been requested and replaces it with [***].

IN WITNESS WHEREOF, TerreStar and EB have caused this Agreement to be executed in duplicate counterparts, each of which will be deemed to be an original instrument, as of the Effective Date.

ELEKTROBIT INC.		TERRESTAR CORPORATION

By:		By:
Name:	Jani Lyrintzis	Name:	Jeffrey W. Epstein
(Print or type)		(Print or type)
Title:	VP & GM; Wireless Solutions BU	Title:	President

Confidential treatment has been requested for portions of this exhibit and such portions have been filed separately with the Commission. The copy filed herewith omits the information for which confidential treatment has been requested and replaces it with [***].

APPENDIX A

Change Control Process

The Parties have agreed on the following process by which changes to the Products are made. TerreStar involvement is anticipated in three phases: (i) as the originator of new change request, (ii) participation in the External Change Control Board (CCB) and (iii) participation in the Change Release Review Board (CRRB).

Figure 1: Change Management Process v1.0